                                                                     Exhibit 3.3

                                  BC - GFS LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

                                Table of Contents

                                                                                          PAGE
ARTICLE 1. RECITALS AND DEFINITIONS                                                          4
       1.1     Recitals                                                                      4
       1.2     Definitions                                                                   4

ARTICLE 2. FORMATION OF VENTURE                                                              6
       2.1     Organization                                                                  6
       2.2     Venture Name                                                                  7
       2.3     Representations and Warranties                                                7
       2.4     Purposes and Powers                                                           7
       2.5     Principal Business Office, Registered Office and Registered Agent             7
       2.6     Qualification in Other Jurisdictions                                          7
       2.7     Powers                                                                        7
       2.8     Venturers                                                                     7
       2.9     Corporate Existence                                                           9

ARTICLE 3. CAPITALIZATION                                                                   10
       3.1     Initial Capital Contributions                                                10
       3.2     No Additional Capital Contributions                                          11
       3.3     Preferred Return Reserve Account                                             11

ARTICLE 4. BOOKS; ACCOUNTING; TAX ELECTIONS; REPORTS                                        11
       4.1     Books and Records                                                            11
       4.2     Financial Statements                                                         11
       4.3     Property Budget                                                              12
       4.4     Insurance Program                                                            12
       4.5     Business Plan                                                                12
       4.6     Right to Information                                                         13
       4.7     Filing of Returns                                                            13
       4.8     Tax Matters Partner                                                          13
       4.9     Fiscal and Taxable Year                                                      13
       4.10    Accountants                                                                  14
       4.11    Property Management                                                          14
       4.12    Appraisal                                                                    14
       4.13    Taxation as Partnership                                                      14

ARTICLE 5. CAPITAL ACCOUNTS; ALLOCATION OF INCOME AND LOSS                                  14
       5.1     Capital Accounts                                                             14
       5.2     Allocations of Profits and Losses                                            15

ARTICLE 6. DISTRIBUTIONS                                                                    15
       6.1     Definitions Relating to Distributions                                        15
       6.2     Operating Cash Flow Distributions                                            16
       6.3     Net Capital Proceeds Distributions                                           16
       6.4     Withholding                                                                  17

ARTICLE 7. RIGHTS AND OBLIGATIONS OF VENTURERS                                              17
       7.1     Limited Liability                                                            17
       7.2     Authority                                                                    17

ARTICLE 8. RIGHTS AND OBLIGATIONS OF MANAGER AND MANAGEMENT OF THE VENTURE                  17
       8.1     General Responsibilities                                                     17
       8.2     Operation in Accordance with Plans                                           18
       8.3     Contracts with Affiliates                                                    18
       8.4     Employees and Contractors                                                    18
       8.5     Financing                                                                    19
       8.6     Compensation and Expense Reimbursement                                       19
       8.7     Environmental Auditing                                                       19
       8.8     Continued Involvement Requirements                                           19
       8.9     Indemnification of Manager and Venturers                                     20
       8.10    Authorization of Certain Actions                                             21
       8.11    Actions Requiring Investor's Consent                                         21
       8.12    Restrictions on Other Business                                               23
       8.13    Modification of Liability                                                    24
       8.14    Shari'ah Compliance                                                          24
       8.15    Use of Separate Entities to Hold Properties                                  24
       8.16    Investor's Consent                                                           24

ARTICLE 9. TRANSFERS OF VENTURE INTERESTS                                                   24
       9.1     Prohibition of Transfers                                                     24
       9.2     Permitted Transfers                                                          25
       9.3     Admission of New Venturer                                                    25
       9.4     Non-Recognition of Certain Transfers                                         25
       9.5     Withdrawal                                                                   25

ARTICLE 10. MISCELLANEOUS                                                                   25
       10.1    Dissolution                                                                  25
       10.2    Application of Assets                                                        26
       10.3    Notices                                                                      26
       10.4    Successor and Assigns                                                        28
       10.5    Applicable Law                                                               28
       10.6    Severability                                                                 28

       10.7    Counterparts                                                                 28
       10.8    Entire Agreement                                                             28
       10.9    Titles                                                                       28
       10.10   Further Assurances                                                           29
       10.11   Consent to Jurisdiction                                                      29
       10.12   Amendments                                                                   29
       10.13   Limitation on Liability of Investor                                          29
       10.14   Waiver of Jury Trial                                                         29
       10.15   Confidentiality                                                              29

Schedule 1.1A     Legal Description of Property - Alderwood Park Apartments, Lynnwood, WA
Schedule 1.1B     Legal Description of Property - Ridgegate Apartments, Kent, WA
Schedule 1.1C     Legal Description of Property - Ridgetop Apartments, Silverdale, WA
Schedule 1.1D     Legal Description of Property - Wellington Apartments, Silverdale, WA
Schedule 2.3      Representations and Warranties
Schedule 2.8      Venturers
Schedule 3.1      Contracts to be Contributed to the Venture
Schedule 4.2      Financial Statements
Schedule 4.3      Form of Property Budget
Schedule 4.4      Insurance Plan
Schedule 4.5      Business Plan
Schedule 6.3      Example Calculation of Return
Schedule 8.5      Form of Property Management Agreement
Schedule 8.10     Contracts and Instruments Authorized to be Entered Into
Schedule 8.12     List of Competing Projects

                                  BC - GFS LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

                       ARTICLE 1. RECITALS AND DEFINITIONS

     1.1 RECITALS. This Agreement (this "Agreement") is entered into as of December 12, 2002 by and between GFS Equity Management LLC, a Washington limited liability company (the "Operator") with a business address of 2801 Alaskan Way, Suite 200, Seattle, Washington 98121, BCMR Special, Inc., a Massachusetts corporation ("Investor Manager") and BCMR Seattle, A Limited Partnership, a Massachusetts limited partnership ("BC" and collectively with Investor Manager, the "Investor") with a business address of c/o Boston Capital, One Boston Place, 201 Washington Street, Boston, Massachusetts 02108-4406. Operator, Investor Manager and BC are hereinafter each individually referred to as a "Venturer" and, collectively as "Venturers."

     Operator or an affiliate thereof has acquired the right to purchase four multi-family apartment complexes known as Alderwood Park Apartments in Lynnwood, Washington; Ridgegate Apartments in Kent, Washington; Ridgetop Apartments in Silverdale, Washington; and Wellington Apartments in Silverdale, Washington, all as more particularly described on Schedule 1.1A, 1.1B, 1.1C, and 1.1D attached hereto (each individually a "Property" and collectively the "Properties") pursuant to a Real Estate Sale Agreement dated as of July 11, 2002 as amended and reinstated pursuant to that certain Reinstatement and First Amendment to Real Estate Sale Agreement dated as of October __, 2002 (as amended, the "Purchase and Sale Agreement") by and between ERP Operating Limited Partnership, EQR-Alderwood Limited Partnership, EQR-Wellington, L.L.C. as Seller and Goodman Financial Services, Inc. as Purchaser. The parties have entered into this Agreement for the purpose of forming a limited liability company (the "Venture") under the Delaware Limited Liability Company Act (as amended from time to time, the "Act") to form Subsidiaries to acquire, finance, develop, own, operate, lease and sell the Properties on the terms provided herein. The Venture shall have an agent (the "Manager") which shall have the authority and duties specified in this Agreement. The Operator shall serve as the initial Manager under this Agreement subject to the right of the Investor to designate a replacement Manager.

     1.2 DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings set forth or referred to below.

     "Act" - See Section 1.1.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person.

     "Agreement" - See Section 1.1.

     "Asset Management Fee" means an annual fee payable to the Investor Manager in the amount of fifty dollars per unit, payable quarterly in accordance with Sections 6.2(b) and 6.3(b).

     "BC" - See Section 1.1.

     "BC Preferred Return" means an amount payable to BC each calendar month equal to a return on BC's unreturned Capital Contributions, including funds deposited into the Preferred Return Reserve Account, at the rate of 12% per annum on the basis of a 360-day year.

     "Business Plan" - See Section 4.5.

     "Capital Account" - See Section 5.1.

     "Capital Call Notice" - See Section 3.2.

     "Capital Contributions" means the Initial Capital Contribution of the Investor together with any funds provided to the Venture by the Venturers.

     "Certificate" - See Section 2.1.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and, to the extent applicable, regulations promulgated thereunder.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. "Controlling" and "Controlled" shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

     "GAAP" shall mean generally accepted accounting principles.

     "Initial Capital Contribution" - See Section 3.1.

     "Insurance Program" - See Section 4.4.

     "Investor" - See Section 1.1.

     "Investor Manager" - See Section 1.1.

     "Manager" - See Section 1.1.

     "Net Capital Proceeds" - See Section 6.1.

     "Operating Cash Flow" - See Section 6.1.

     "Operator" - See Section 1.1.

     "Operator Party" - See Section 8.9.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

     "Preferred Return Reserve Account" - See Section 3.3.

     "Principal" means John A. Goodman.

     "Property" and "Properties" - See Section 1.1.

     "Property Budget" - See Section 4.3.

     "Property Management Agreement" - See Section 8.3.

     "Property Manager" - See Section 8.3.

     "Subsidiary" - See Section 8.15.

     "Undertaking of Principal" means the Undertaking of Principal executed by the Principals and delivered to the Investor on the date of this Agreement.

     "Venture" - See Section 1.1.

     "Venturer" - See Section 1.1.

     "Write Down" - In the event of a sale of a Property at a time when the remaining unsold Properties are reasonably and in good faith determined by the Operator to be worth materially less than their book value, the Operator may, with the consent of the Investor Manager (which consent will not be unreasonably withheld or delayed) write down the book value of the remaining Properties to the then fair market value of such Properties as reasonably determined by Operator and the difference between the book value and the fair market value to which the Properties are so written down shall be the "Write Down".

                         ARTICLE 2. FORMATION OF VENTURE

     2.1 ORGANIZATION. The Venture has been formed by the filing of its Certificate of Formation with the Delaware Secretary of State pursuant to the Act. The Certificate of Formation may be restated by the Manager as provided in the Act or amended by the Manager to change the address of the office of the Venture in Delaware and the name and address of its resident agent in Delaware or to make corrections required by the Act. The Certificate of Formation, as so amended from time to time, is referred to herein as the "Certificate." The

Manager shall deliver a copy of the Certificate and any amendment thereto to any Venturer who so requests.

     2.2 VENTURE NAME. The name of the Venture shall be BC - GFS LLC. The business of the Venture shall be conducted solely under such name.

     2.3 REPRESENTATIONS AND WARRANTIES. As an inducement to the Investor to enter into this Agreement, the Operator represents and warrants that the statements set forth in SCHEDULE 2.3 are true and correct on and as of the date hereof.

     2.4 PURPOSES AND POWERS. The principal business activity and purposes of the Venture shall be to acquire, improve, finance, hold, own, operate, lease, redevelop, sell, mortgage, pledge, exchange, convey, or otherwise dispose of the Properties, or form Subsidiaries to do the same, and to engage in all actions necessary, convenient or incidental thereto. The Venture shall not engage in any other business or activity.

     2.5 PRINCIPAL BUSINESS OFFICE, REGISTERED OFFICE AND REGISTERED AGENT. The principal business office of the Venture shall be located at c/o Goodman Financial Services, 2801 Alaskan Way, Suite 200, Seattle, Washington 98121. The principal business office of the Venture may be changed from time to time by the Manager. The Manager shall promptly notify the Venturers of any change in such principal business office. The registered office of the Venture in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801. The agent for service of process on the Venture pursuant to the Act shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801. The registered agent and registered office of the Venture may be changed by the Manager from time to time. The Manager shall promptly notify the Venturers of any such change.

     2.6 QUALIFICATION IN OTHER JURISDICTIONS. The Manager shall cause the Venture to be qualified or registered in any other jurisdiction in which the Venture transacts business and shall cause each Subsidiary to be qualified or registered under applicable laws in the state in which the applicable Property is located and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including without limitation the appointment of agents for service of process in such jurisdictions.

     2.7 POWERS. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Venture shall have and exercise all of the powers and rights which can be conferred upon limited liability companies formed pursuant to the Act.

     2.8 VENTURERS. The Venturers of the Venture and their addresses shall be listed on SCHEDULE 2.8 and said schedule shall be amended from time to time by the Manager to reflect the withdrawal of Venturers or the admission of additional Venturers pursuant to this Agreement. The Venturers shall constitute a single class or group of Venturers of the Venture for all purposes of the Act, unless otherwise explicitly provided herein. The Manager shall notify the Venturers of changes in SCHEDULE 2.8, which shall constitute the record list of the Venturers for all purposes of this Agreement.

     2.9    CORPORATE EXISTENCE.

     (a) This Section 2.9 is being adopted in order to comply with certain provisions required by lenders to the Venture in order to qualify the Venture as a "special purpose" entity.

     (b) The Manager shall cause the Venture to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; PROVIDED, however, that the Venture shall not be required to preserve any such right or franchise if the Manager shall determine that the preservation thereof is no longer desirable for the conduct of the Venture's business and that the loss thereof is not disadvantageous in any material respect to the Venture.

     (c) Notwithstanding anything contained in or implied by any provision of this Agreement or any other document covering the formation, management or operation of the Venture, the Venture shall, and the Venturers also shall cause the Venture to:

            (i) remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (although nothing in this subsection (c)(i) shall be deemed a requirement of any Venturer to contribute any additional capital);

            (ii) correct any known misunderstanding regarding the separate identity of the Venture;

            (iii) maintain its accounts, including its bank accounts, and its books and records separate from any other Person and file its own tax returns, separate from those of any other Person except to the extent that it is required to file consolidated tax returns by law;

            (iv)    maintain its own records, books, resolutions and agreements;

            (v) not commingle its funds or assets with those of any other Person and not participate in any cash management system with any other Person;

            (vi)    hold its assets in its own name;

            (vii) conduct its business in its name, or in a name franchised or licensed to it by an entity other than an Affiliate of the Venture, except for services rendered under a business management services agreement with an Affiliate on arms length terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Venture;

            (viii) maintain its financial statements (which shall show its assets and liabilities separate and apart from those of any other Person), accounting records and other entity documents separate from any other Person and not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP or tax basis accounting; PROVIDED, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

            (ix) pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and maintain a sufficient number of employees in light of its contemplated business operations;

            (x)     observe all limited liability company formalities;

            (xi) not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

            (xii) allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

            (xiii) maintain and use separate stationery, invoices and checks bearing its name;

            (xiv) hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate on an arms length basis, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Venture.

            (xv) maintain its assets in such a manner that it will not be prohibitively costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

            (xvi) not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

            (xvii) not identify its members, or any Affiliate of any of them, as a division or part of the Venture and not identify itself as a division of any other person;

            (xviii) not enter into or be a party to, any transaction with its members, or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm's-length transaction with an unrelated third party; and

            (xix) to the fullest extent permitted by law, not dissolve, liquidate, consolidate, merge or sell its assets outside the ordinary course of its business.

                            ARTICLE 3. CAPITALIZATION

     3.1 INITIAL CAPITAL CONTRIBUTIONS. Upon execution and delivery of this Agreement, BC shall contribute to the Venture $8,626,939, which funds include those funds placed in the Preferred Return Reserve Account pursuant to Section 3.3, with the result that the initial Capital Account balance of BC shall be $8,626,939. The Operator is not making any capital contribution to the Venture on the date hereof but is transferring to the Venture the contracts referred to in SCHEDULE 3.1, which the Operator represents to Investor and the Venture are owned by it free and clear of any lien, security interest or encumbrance of any kind, unless otherwise stated on SCHEDULE 3.1. The Operator shall not be deemed to have made any additional capital contribution to the Venture as a result of the transfer of such contracts to the Venture, with the result that the Capital Account balance of the Operator shall be $0. Funds provided pursuant to this
Section 3.1, are referred to as the "Initial Capital Contribution."

     3.2 NO ADDITIONAL CAPITAL CONTRIBUTIONS No Venturer shall be obligated to make any further contributions to the Venture.

     3.3 PREFERRED RETURN RESERVE ACCOUNT. As part of the Initial Capital Contribution, BC shall deposit and/or retain funds in the amount of $300,000 in an investment account under its control (the "Preferred Return Reserve Account"). Funds from the Preferred Return Reserve Account shall be used, and shall only be used, to make payments of the BC Preferred Return in accordance with Sections 6.2(a) and 6.3(a) in the event operating cash flow is insufficient to make such payments.

              ARTICLE 4. BOOKS; ACCOUNTING; TAX ELECTIONS; REPORTS

     4.1 BOOKS AND RECORDS. The Manager shall keep complete and accurate books and records of the Venture and each Subsidiary. The books of the Venture and each Subsidiary shall be kept on the accrual method of accounting (used for federal income tax purposes) in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) (I.E., on the so-called "section 704(b) book basis" which takes into account the book value, rather than the adjusted tax basis, of Venture and Subsidiary assets where there is a difference). The books of the Venture and each Subsidiary shall at all times be maintained or made available at the principal business office of the Venture. A current list of the full name and last known business address of each Venturer, set forth in alphabetical order, a copy of the Certificate and all amendments thereto, executed copies of all powers of attorney pursuant to which the Certificate or any certificate of amendment has been executed, copies of the Venture's federal, state and local income tax returns and reports, if any, for the three most recent years, copies of this Agreement and of any financial statements of the Venture and each Subsidiary for the three most recent years and all other records required to be maintained pursuant to the Act shall be maintained at the principal business office of the Venture.

     4.2 FINANCIAL STATEMENTS. The Manager shall cause to be prepared and furnish to each Venturer within sixty (60) days after the end of each Venture tax year, a copy of the annual financial statements for such tax year accurately reflecting the financial condition of the Venture and the results of the Venture's operations containing, without limiting the foregoing, balance sheets, statements of changes in Venturers' capital, profit and loss statement and statements of changes in financial condition, all prepared and certified by the Venture's accountants. So long as the Operator is the Manager, the Manager shall within twenty (20) days after the end of each calendar month cause to be prepared by the Property Manager and furnish to the Investor the items listed in SCHEDULE 4.2 (the "Monthly Reporting Package"). The Operator shall cooperate, and shall cause Property Manager to cooperate and respond to requests by the Investor to reasonably expand or modify the format and content of the Monthly Reporting Package. The Operator will promptly provide any additional information that Investor may reasonably request regarding the Venture, the Properties or the relevant markets so it may fully understand the financial performance of the Venture and the Properties. All such financial statements and other information shall be certified as accurate in all material respects by the Operator.

     4.3 PROPERTY BUDGET. At least sixty (60) days prior to the end of each year, so long as the Operator is the Manager, the Manager shall prepare or cause the Property Manager to prepare and submit for approval by the Investor, a complete and detailed revision and update of the Property Budget in the form of
SCHEDULE 4.3 setting forth the projected income, expenses, capital expenditures and financing needs relating to the operation and management of the Venture and each Property during the following year. "Property Budget" means, for any period, the individual and consolidated budgets for expenditures by the Venture and each Subsidiary approved by the Investor for such period. Upon the approval of a budget by the Investor, such budget shall become the "Property Budget" for the period for which it is approved. If the Investor does not approve a proposed budget submitted by the Manager, the Property Budget, if any, for the prior period with respect to operating expense items (but not capital expenditures) shall be deemed to continue in effect for the current period with line items for non discretionary or negotiable expenses such as real estate taxes and utilities modified to reflect actual amounts for the period in question. The Manager shall submit to the Investor in conjunction with each provision of the Property Budget such information regarding proposed capital expenditures as the Investor may reasonably request, including plans and specifications, proposed construction schedule, proposed disbursement arrangements, multi-year capital plans, if appropriate, and description of arrangements for administration of work to be performed.

     4.4 INSURANCE PROGRAM. At least sixty (60) days prior to the end of each year, so long as the Operator is the Manager, the Manager shall prepare or cause the Property Manager to prepare and submit for approval by the Investor a revision and update of the Insurance Program for the Venture, each Subsidiary and the Property for the following calendar year. "Insurance Program" means the program for insurance described in SCHEDULE 4.4 until such time as a new Insurance Program is approved pursuant to this Section 4.4 and thereafter the most recent Insurance Program so approved or, if the Investor require changes in an Insurance Program, the Insurance Program with such changes as the Investor may require.

     4.5 BUSINESS PLAN. At least sixty (60) days prior to the end of each year, so long as the Operator is the Manager, the Manager shall submit to the Investor for approval a complete and detailed revision and update of the Business Plan for the following year which shall include (i) plans for leasing space that is vacant or anticipated to become vacant, (ii) guidelines for lease terms and selection of tenants, (iii) a narrative description of preventative maintenance activities and capital improvements and related required expenditures and (iv) such other projections, plans and information relevant to the operation of the Venture and each Subsidiary as is reasonably required for the Investor to evaluate anticipated operations of each Property. The Business Plan shall include guidelines for leasing space at each Property consisting of rental rates, length of lease terms, credit requirements, concessions, and, if applicable, revisions or replacements to the standard form of lease to be used by the Venture and such additional information as the Investor may reasonably require. The Business Plan shall also include a description of the Venture's and each Subsidiary's activities with respect to the construction of any tenant improvements or any other construction or development at each Property, and shall include each of the contracts for any such design and construction. The Business Plan shall include market based information including, but not limited to, competitive rents analysis, comparable sales, area economic analysis and relevant market studies which include major employment and economic trends in the relevant market. The "Business Plan" means the Business Plan to be reasonably agreed to by the Operator and the Investor within 45 days of this Agreement and which will be attached hereto as SCHEDULE
4.5 upon such agreement until such time as a new Business Plan is approved pursuant to this Section 4.5 and thereafter the most recent Business Plan so approved.

     4.6 RIGHT TO INFORMATION. Each Venturer shall have the right at all reasonable times during usual business hours to examine and make copies of or extracts from the books of account and records of the Venture and each Subsidiary and to have such materials audited. As long as the Operator is the Manager, the Manager shall promptly furnish to the Investor such other information bearing on the financial condition and operations of the Venture, or the status of any Property as the Investor may from time to time reasonably request. Upon receipt by the Manager of knowledge of the occurrence of an event which could have a significant impact on the operation of the Venture, each Subsidiary or any Property, the Manager shall promptly, and in any event within five (5) business days, inform the Investor and provide relevant information with respect to such event. Examples of events which should be immediately disclosed to the Investor would include unusual budget variances, significant insurance claims, material crime at a Property or adjacent area, information regarding new proposed competing projects or existing competing projects and news which could materially affect vacancy rates at a Property, including, without limitation, impending layoffs or relocation of major employers in the area or the potential creation of significant new jobs in the relevant market.

     4.7 FILING OF RETURNS. The Manager shall cause the preparation and timely filing of all Venture and Subsidiary tax returns and shall, on behalf of the Venture, timely file all other writings required by any governmental authority having jurisdiction. The Manager shall cause a draft of the Venture's and each Subsidiary's tax return to be delivered to each of the Venturers for such Venturer's review and, if applicable, comment within sixty (60) days after the end of each Venture tax year, and in any event, at least ten (10) business days prior to the filing thereof.

     4.8 TAX MATTERS PARTNER. The Operator shall be the "tax matters partner" for purposes of Section 6231 of the Code. The tax matters partner shall keep the Venturers fully apprised of any action required to be taken or which may be taken by the tax matters partner for the Venture and each Subsidiary.

     4.9 FISCAL AND TAXABLE YEAR. The fiscal year of the Venture and each Subsidiary shall be the same as the taxable year of the Venture. The taxable year of the Venture and each Subsidiary shall be the same as the taxable year of the Investor, which taxable year currently ends on December 31. The Investor shall promptly advise the Manager of any change in its taxable year.

     4.10 ACCOUNTANTS. The Venture shall retain a firm of independent certified public accountants satisfactory to the Investor to perform the functions specified in this Agreement. Manager shall recommend accountants for the Venture to the Investor for its approval within 60 days of this Agreement. At any time the Investor may require that the Venture select a so-called "Big 4" accounting firm to act as the accountants for the Venture or such other accounting firm as may be reasonably satisfactory to the Investor and the Operator. Costs of such accountants to perform annual audits (as opposed to general accounting and record keeping functions which are the responsibility of the Operator) shall be at the expense of the Venture.

     4.11 PROPERTY MANAGEMENT. The Manager shall at all times retain a Property Manager for each Property, subject to the rights of the Venturers to approve any such Property Management Agreement pursuant to Sections 8.3 and 8.11.

     4.12 APPRAISAL. The Investor shall have the right from time to time to require that any Property be appraised by an independent appraiser who is qualified to appraise real estate assets of the same type and scope as that of the Property being appraised and who is otherwise approved by the Investor. The cost of any such appraisal shall be borne by the Venture.

     4.13 TAXATION AS PARTNERSHIP. The Venturers agree that the Venture and each Subsidiary will be taxed as a partnership, and the Manager shall use all reasonable efforts to ensure that the Venture and each Subsidiary is treated as a partnership for tax purposes.

           ARTICLE 5. CAPITAL ACCOUNTS; ALLOCATION OF INCOME AND LOSS

     5.1 CAPITAL ACCOUNTS. A separate capital account (each, a "Capital Account") shall be maintained for each Venturer in accordance with the rules of
Section 1.704-1(b)(2)(iv) of the U.S. Treasury Regulations (the "Treasury Regulations"), and this Section 5.1 shall be interpreted and applied in a manner consistent with said Section of the Treasury Regulations. The Venture may adjust the Capital Accounts of its Venturers to reflect revaluations of the Venture property whenever the adjustment would be permitted under Treasury Regulations
Section 1.704-1(b)(2)(iv)(f). In the event that the Capital Accounts of the Venturers are so adjusted, (i) the Capital Accounts of the Venturers shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property and (ii) the Venturers' distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Code. In the event that Code Section 704(c) applies to Venture property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property. The Capital Accounts shall be maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Venturers and shall have no effect on the amount of any distributions to any Venturers in liquidation or otherwise. The amounts of all distributions to Venturers shall be determined pursuant to Article VI. Notwithstanding any provision contained herein to the contrary, no Venturer shall be required to restore any negative balance in its Capital Account.

     5.2 ALLOCATIONS OF PROFITS AND LOSSES. All items of Venture income, gain, loss and deduction as determined for book purposes shall be allocated among the Venturers and credited or debited to their respective Capital Accounts in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), so as to ensure to the maximum extent possible (i) that such allocations satisfy the economic effect equivalence test of Treasury Regulations Section 1.704-1
(b)(2)(ii)(i) (as provided hereinafter) and (ii) that all allocations of items that cannot have economic effect (including credits and nonrecourse deductions) are allocated to the Venturers in accordance with the Venturers' interests in the Venturer, which, unless otherwise required by Code Section 704(b) and the Treasury Regulations promulgated thereunder, shall be in proportion to their ownership percentage. To the extent possible, items that can have economic effect shall be allocated in such a manner that the balance of each Venturer's Capital Account at the end of any taxable year (increased by the sum of (a) such Venturer's "share of partnership minimum gain" as defined in Treasury Regulations Section 1.704-2(g)(1) and (b) such Venturer's share of "partner nonrecourse debt minimum gain" as defined in Treasury Regulations Section 1.704-2(i)(5)) would be positive to the extent of the amount of cash that such Venturer would receive (or would be negative to the extent of the amount of cash that such Venturer would be required to contribute to the Venture) if the Venture sold all of its property for an amount of cash equal to the book value (as determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv), but taking into account any Write Downs) of such property (reduced, but not below zero, by the amount of nonrecourse debt to which such property is subject) and all of the cash of the Venture remaining after payment of all liabilities (other than nonrecourse liabilities) of the Venture were distributed in liquidation immediately following the end of such taxable year in accordance with Section 6.3.

                            ARTICLE 6. DISTRIBUTIONS

     6.1 DEFINITIONS RELATING TO DISTRIBUTIONS. The following terms have the meanings indicated:

     "Operating Cash Flow" means all cash receipts of the Venture (other than Net Capital Proceeds), including any funds held in the Preferred Return Reserve Account required to be distributed pursuant to Section 3.3 to the Investor in order to make the distribution of the BC Preferred Return, in excess of the following items (except to the extent any of the following are funded out of reserves or proceeds from capital events): operating expenses, debt service, expenditures on capital improvements and such reserves as are provided for in the Property Budget or are otherwise reasonably required by the Investor.

     "Net Capital Proceeds" means proceeds from any sale, refinancing, insurance recovery, eminent domain award or other similar capital event, in excess of amounts required to pay debt then due, transaction costs and such reserves as are provided for in the Property Budget, otherwise approved by the Venturers, or reasonably required by the Investor to fund contingent or unmatured liabilities of the Venture.

     6.2 OPERATING CASH FLOW DISTRIBUTIONS. Operating Cash Flow, if any, shall be distributed monthly as soon as practicable, and in any event, within fifteen (15) days after the end of each calendar month. Prior to the distribution of any Operating Cash Flow, Manager shall deliver to the Investor written notice indicating the anticipated date of distribution, the source of the funds to be distributed and Manager's calculation of the amounts distributable to each Venture hereunder. The Investor shall use reasonable good faith efforts to approve or disapprove the Manager's calculation within five (5) business days of receipt. Approval by the Investor of any distribution shall not be construed to be a waiver of the right of the Investor to subsequently audit the books and records of the Venture to determine whether distributions were actually made in accordance with this Section 6.2. Once approved by Investor, such Operating Cash Flow shall be distributed as follows:

            (a) BC PREFERRED RETURN. First, to BC, any accrued and unpaid BC Preferred Return.

            (b) ASSET MANAGEMENT FEE. Second, each quarter, to the Investor Manager, any accrued and unpaid Asset Management Fee.

            (c)     RESIDUALS. Thereafter, 50% to BC and 50% to the Operator.

     6.3 NET CAPITAL PROCEEDS DISTRIBUTIONS. Net Capital Proceeds, if any, shall be distributed as soon as reasonably practicable, and in any event within ten (10) days after the same become available for distribution. Prior to any distribution of Net Capital Proceeds, the Manager shall deliver to the Investor a written notice indicating the anticipated date of distribution, the source of the funds to be distributed and the Manager's calculation of the amounts distributable to each Venturer hereunder. The Investor shall use reasonable good faith efforts to approve or disapprove the Manager's calculation within thirty
(30) days of receipt (such period to be reduced to ten (10) business days if the Net Capital Proceeds do not result from the sale of all of the Properties then owned by the Venture.) Approval by the Investor of any distribution shall not be construed to be a waiver of the right of the Investor to subsequently audit the books and records of the Venture to determine whether distributions were made in accordance with this Section 6.3. Once approved by Investor, all distributions of Net Capital Proceeds shall be made in the following order and priority:

            (a) BC PREFERRED RETURN. First, to BC, any accrued and unpaid BC Preferred Return.

            (b) ASSET MANAGEMENT FEE. Second, to the Investor Manager, any accrued and unpaid Asset Management Fees.

            (c) INVESTOR 16% RETURN. Third, to BC, until the distributions to BC pursuant to items 6.2(a), 6.2(c) and 6.3(a) have equaled the Capital Contributions of BC together with amount sufficient to provide BC with a 16% per annum return on such Capital Contributions. An example of the calculation of such return is attached as
     SCHEDULE 6.3.

            (d)     RESIDUALS. Thereafter, 75% to BC and 25% to the Operator.

     6.4 WITHHOLDING. If the Venture is required by law or regulation to withhold and pay to any taxing or other governmental authority any amount otherwise distributable to a Venturer, the Venture shall be entitled to withhold such amount and the amount so withheld shall for all purposes of this Agreement be treated as if distributed to such Venturer.

                 ARTICLE 7. RIGHTS AND OBLIGATIONS OF VENTURERS

     7.1 LIMITED LIABILITY. Except as otherwise provided in the Act, no Venturer shall be obligated personally for any debt, obligation or liability of the Venture or of any other Venturer, whether arising in contract, tort or otherwise, solely by reason of being a Venturer.

     7.2 AUTHORITY. Unless specifically authorized by the Manager, or as permitted pursuant to Section 8.1, no member that is not a Manager shall be an agent of the Venture or have any right, power or authority to act for or to bind the Venture or to undertake or assume any obligation or responsibility of the Venture or of any other member.

                      ARTICLE 8. RIGHTS AND OBLIGATIONS OF
                      MANAGER AND MANAGEMENT OF THE VENTURE

     8.1 GENERAL RESPONSIBILITIES. The Operator is hereby appointed to serve as the initial Manager of the Venture. The name and address of the Manager shall be listed on SCHEDULE 2.8 and said schedule and the Certificate shall be amended from time to time by the Manager to reflect the resignation or removal of the Manager or the appointment of new or additional Managers pursuant to this Agreement. A Manager of the Venture may be either a member or a non-member as determined by the Investor. Except as otherwise specifically provided in this Agreement, the Manager shall have full responsibility and discretion in the day-to-day management and control of the business and affairs of the Venture for the purposes stated in this Agreement. The Manager shall not take any action as to which the Investor has a right of approval without first obtaining such approval and shall not take any action which is inconsistent with or not contemplated by the Business Plan or the Property Budget except as otherwise provided in this Agreement. In circumstances where this Agreement authorizes the Investor to require the Venture to take certain actions, the Manager shall use diligent efforts to cause the Venture to take such actions. Investor may remove the Operator or any successor Manager as Manager of the Venture at any time Investor determines in its sole reasonable judgment that it is prudent to do so. Any such removal may be affected by giving notice to such effect to Manager, and effective immediately upon delivery, or at such later date as may be specified at such notice. If the Investor removes the Operator as Manager, Investor may perform the role of Manager itself or may appoint another individual or entity to serve as Manager and the Operator shall have no authority to act on behalf of the Venture. Except as provided in
Section 8.3, the Investor generally expects to have the Manager take all actions on behalf of the Venture, however, the Investor may unilaterally act on behalf of the Venture, or direct the Manager to act on behalf of the Venture, if it deems it appropriate.

     8.2 OPERATION IN ACCORDANCE WITH PLANS. As long as the Operator is the Manager, the Manager shall exercise diligent efforts to cause the Venture and each Subsidiary to be operated in compliance with the Business Plan and the Property Budget, to cause the Properties to be leased to tenants in accordance with leases consistent with the guidelines included in the Business Plan and to maintain in effect the insurance required by the Insurance Program. Nothing herein shall be construed to require the Operator to contribute funds to the Venture to satisfy its obligations under this Section 8.2. As long as the Operator is the Manager, the Manager shall exercise diligent efforts to obtain financing approved by the Investor, but shall not incur Venture or Subsidiary obligations or exercise any right or election or waive any right under arrangements for financing without the prior approval of the Investor.

     8.3 CONTRACTS WITH AFFILIATES. The Venture shall enter into or cause each Subsidiary to enter into, a property management agreement (the "Property Management Agreement") with Pinnacle Realty Management Company ("Property Manager") in the form approved by the Investor and attached hereto as EXHIBIT
8.3. The Property Management Agreement shall provide for the Property Manager to receive a property management fee equal to three and one-half percent (3.5%) of gross revenue from the Property. The Property Management Agreement shall also provide that the Property Manager shall (i) disclose to the Investor any rental apartment property located within a five mile radius of a Property that the Property Manager develops, owns, leases, acquires, manages or otherwise directly or indirectly participates in and (ii) not have the same investment manager involved with a rental apartment property located within a 1/4 mile radius of a Property. The Investor shall have the sole and exclusive right to direct in good faith the Venture's and each Subsidiary's actions with regard to the Property Management Agreement and any other contracts between the Venture or any Subsidiary, on the one hand, and the Operator or any person affiliated with the Operator on the other hand, including proposing or approving any amendment or modification of such contracts, exercising any consent, waiver, approval or election thereunder, enforcing any remedies, including termination thereof and taking any and all other actions under or with respect to such agreements as owner. The Investor shall not unreasonably withhold, condition or delay any such consent or approval contemplated by the Property Management Agreement, but shall have no obligation to consent to or approve any modification or amendment of the Property Management Agreement. Neither the Venture nor any Subsidiary shall enter into any other contracts with the Operator or any person or entity affiliated with the Operator or modify, amend or terminate the Property Management Agreement or any other agreement between the Venture or any Subsidiary, on the one hand, and the Operator or a person or entity affiliated with the Operator on the other hand, without the specific prior written approval of the Investor.

     8.4 EMPLOYEES AND CONTRACTORS. The Venture shall conduct its business exclusively through independent contractors and shall not hire any employees. The Manager shall supervise and administer all services rendered to the Venture and each Subsidiary by independent contractors. If the Property Management Agreement shall be terminated, the Manager shall select qualified contractors approved by the Investor which are unaffiliated with the Operator to perform the management, leasing and other services required by the Venture or a Subsidiary.

     8.5 FINANCING. As long as the Operator is the Manager, the Manager at its option or upon request by the Investor shall use diligent efforts to identify favorable financing for the Venture and each Subsidiary. After the Investor has approved financing for the Venture or a Subsidiary, the Manager shall use diligent efforts to close such financing and to enter into all incidental arrangements relating thereto, including satisfying the requirements of prospective lenders, and entering into interest rate protection agreements and other ancillary arrangements approved by the Investor. The Operator agrees to cause the Principal to incur such obligations to lenders to the Venture and each Subsidiary with respect to environmental liabilities associated with each Property and other so-called nonrecourse carve outs as are customarily required by lenders providing financing for comparable entities purchasing constructing or operating comparable assets. The Venture shall indemnify the Operator and the Principal with respect to any such liabilities to lenders of the Venture incurred at the request or with the consent of the Investor. The Investor covenants not to take any action, or cause the Venture to take any action, that would cause the Principal to have liability with respect to such so-called non-recourse carve outs. As long as the Operator is the Manager, the Manager shall not enter into any arrangements for financing or pay any commitment or application or other fees for financing without the prior written approval of the Investor. The Operator acknowledges that the Investor may elect not to approve financing which would adversely affect the Venture's or any Subsidiary's ability to dispose of a Property or which might require the Venture to pay a prepayment premium at a time at which an Investor may desire to liquidate its interest in the Venture.

     8.6 COMPENSATION AND EXPENSE REIMBURSEMENT. The Manager shall not receive any compensation for serving as Manager. The Venture shall reimburse the Investor's and the Operator's reasonable out-of-pocket costs, including fees of attorneys and consultants, incurred in negotiating this Agreement and purchasing and financing the Properties. The Investor shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred by it in administering its investment in the Venture, including fees of counsel and expenses of traveling to meet with the Operator and inspect the Properties from time to time and the fees and expenses of an engineer retained by an Investor to monitor any construction which may be undertaken at the Properties from time to time. The Property Manager shall be entitled to compensation as provided in the Property Management Agreement.

     8.7 ENVIRONMENTAL AUDITING. The Venture shall cause the Property Manager to implement and maintain an ongoing environmental auditing program satisfactory to the Investor pursuant to which the Venture or the Subsidiaries shall conduct periodic investigations regarding the compliance of activities at the Properties with applicable environmental laws, and the existence of and potential for contamination. The results of such environmental audit shall be provided to the Investor promptly after receipt by the Venture.

     8.8 CONTINUED INVOLVEMENT REQUIREMENTS. Neither the Venture nor any Subsidiary shall enter into any agreement or other arrangement with any third party requiring the continued ownership, control, employment, or other involvement with the Venture and Subsidiary or the Properties of the Operator or any affiliate of the Operator without the specific prior written consent of the Investor. To the extent that the Venture or any Subsidiary does enter into any such agreement or arrangement, the Operator covenants not to take any action or refrain from taking any action which would constitute a breach of such requirement or which would trigger any such right or obligation.

     8.9 INDEMNIFICATION OF MANAGER AND VENTURERS. "Operator Parties" means Operator, any manager or other agent of the Operator, any direct or indirect holder of equity in the Operator, any entity controlling, controlled by or under common control with the Operator, each of the officers, directors and employees of any of the preceding persons or entities, and any other person who serves at the request of any of the preceding persons or entities as an officer, director, trustee, manager or agent of an entity in which the Venture has an interest as an owner, security holder, creditor or otherwise.

     Except as otherwise required by applicable law, no Operator Party shall be liable to the Venture or any person or entity holding an equity interest in the Venture for any loss suffered by the Venture which arises out of any action or inaction of any Operator Party as long as such Operator Party acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Venture and which action or inaction does not constitute a material breach of this Agreement.

     The Venture shall indemnify, to the extent permitted by applicable law and to the extent of its assets, each Operator Party against all liabilities, losses and expenses incurred by any of them in connection with any matter relating to the Venture or any entity in which the Venture has any interest as an owner, security holder, creditor or otherwise, including but not limited to amounts paid in satisfaction of judgments, settlements, fines, penalties and counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, pending or threatened, before any court or administrative or legislative body, in which such Operator Party may be or may have been involved as a party or otherwise or with which such Operator Party may be or may have been threatened. Notwithstanding the foregoing, indemnification shall not be paid to any Operator Party with respect to any matter as to which such Operator Party shall have been finally adjudicated to have committed an act or omission involving willful misconduct, fraud or bad faith or material breach of this Agreement.

     "Investor Indemnified Parties" means BC, the Investor Manager, any manager or other agent of BC or the Investor Manager, any direct or indirect holder of equity in the Investor, any entity controlling, controlled by or under common control with such holder, any investment manager for any holder of equity in BC or the Investor Manager, each of the officers, directors and employees of any of the preceding persons or entities, and any other person who serves at the request of any of the preceding persons or entities as an officer, director, trustee, manager or agent of an entity in which the Venture has an interest as an owner, security holder, creditor or otherwise.

     Except as otherwise required by applicable law, no Investor Indemnified Party shall be liable to the Venture or any person or entity holding an equity interest in the Venture for any loss suffered by the Venture which arises out of any action or inaction of any Investor Indemnified Party as long as such

Investor Indemnified Party acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Venture and which action or inaction does not constitute a material breach of this Agreement.

     The Venture shall indemnify, to the extent permitted by applicable law and to the extent of its assets, each Investor Indemnified Party against all liabilities, losses and expenses incurred by any of them in connection with any matter relating to the Venture or any entity in which the Venture has any interest as an owner, security holder, creditor or otherwise, including but not limited to amounts paid in satisfaction of judgments, settlements, fines, penalties and counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, pending or threatened, before any court or administrative or legislative body, in which such Investor Indemnified Party may be or may have been involved as a party or otherwise or with which such Investor Indemnified Party may be or may have been threatened. Notwithstanding the foregoing, indemnification shall not be paid to any Investor Indemnified Party with respect to any matter as to which such Investor Indemnified Party shall have been finally adjudicated to have committed an act or omission involving willful misconduct, fraud or bad faith or material breach of this Agreement.

     Amounts required to be paid by the Venture to an indemnified party pursuant to this Section 8.09 in reimbursement of judgments, settlements, fines, penalties, counsel fees and other costs actually incurred by such indemnified party shall be paid together with an annual indemnity fee equal to 1/14th of the amount of such costs, pro-rated for partial years.

     8.10 AUTHORIZATION OF CERTAIN ACTIONS. The Venturers hereby authorize the Manager on behalf of the Venture to enter into the contracts and instruments referred to in SCHEDULE 8.10 in the form approved by the Investor.

     8.11 ACTIONS REQUIRING INVESTOR'S CONSENT. The Venture shall not take any of the following actions, nor cause any Subsidiary to take any of the following actions, whether or not consistent with the Business Plan, without the prior approval of the Investor of the specific action, including the form of instrument, parties involved or any other matter relating to such action:

            (a) borrow money or amend the terms and conditions of any financing or make elections or waive any rights with respect to interest periods, interest rates, prepayment or other material provisions under any financing;

            (b)     grant any mortgage, security interest or any other lien;

            (c) subject all or any part of a Property to a condominium statute;

            (d)     sell any portion of any Property;

            (e) enter into or amend any contract for the design, construction, management or leasing of a Property, or make any material change in the plans for the development of a Property;

            (f) seek or consent to any change in the zoning or other land use regulations affecting a Property or any permits or approvals granted thereunder;

            (g) rebuild or reconstruct the improvements on a Property if they are substantially damaged by a fire or other casualty;

            (h) file or defend lawsuits or other proceedings except for the defense by insurers of insured claims, the enforcement of leases and the pursuit of evictions;

            (i) engage counsel to advise the Venture or any Subsidiary on any matter other than on matters in the ordinary course of business, including, without limitation, tax appeals, other tax matters and eviction proceedings, provided the cost for such engagement is provided for in the Property Budget;

            (j) acquire any real property (other than the Properties as provided herein) or any interest in any entity;

            (k) modify in any material respect the form of lease used for leasing space at a Property;

            (l) modify, amend or terminate any existing lease of any portion of the Property, or enter into any new lease of any portion of the Property unless, in each case (i) such action relates to a residential lease with a third party and is undertaken in the ordinary course of the Venture's or Subsidiary's operation of the residential apartment complex, (ii) any such new lease is on the standard form of lease for a Property approved by the Investor without material changes, and (iii) the terms of such new lease comply with the Business Plan;

            (m) make material alterations to a Property other than as expressly permitted by the Business Plan;

            (n) change the Venture's accounting method, either for financial or tax reporting purposes;

            (o) make any material change in the plans and specifications for any construction at a Property;

            (p) amend or fail to obtain any insurance coverage contemplated by the Insurance Program;

            (q) incur any obligation which would exceed the applicable annual line item in the Property Budget for an individual Property by more than the lesser of $25,000 or ten percent (10%) of such annual line item or which would cause the total of all annual line items in each Property Budget for an individual Property to be exceeded by more than $75,000; provided, however, that if an emergency arises which threatens imminent harm to property or injury to persons and prior communication with the Investor with respect to such emergency is not practicable, the Operator may expend such funds as may reasonably be necessary to avert such harm or injury as long as it gives notice to the Investor on the next business day after such expenditure of the nature of such emergency and provides such additional information as the Investor may reasonably request in connection therewith;

            (r)     dissolve the Venture or any Subsidiary;

            (s) enter into any merger, consolidation or restructuring of the Venture or any Subsidiary;

            (t) take any other action which pursuant to any provision of this Agreement requires the approval of the Investor or which materially affects the Venture, any Subsidiary or the Property; or

            (u)     use of any insurance proceeds in excess of $10,000;

            (v)     confession of any judgments;

            (w) taking any steps with respect to environmental conditions or matters effecting a Property, other than in the ordinary course of business;

            (x)     indemnification of any other person or entity;

            (y) the establishment of or increase in reserves not set forth in the Property Budget; or

            (z) entering into or amending any contract which does not require the Investor's consent pursuant to Section 8.11(e), unless such contract is terminable on thirty (30) days notice and on a sale, in each case without penalty; or

            (aa) the filing, commencement, or consent to the filing or commencement of any proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief from debts or creditors, dissolution, insolvency or similar law of any jurisdiction whether now or hereinafter effect or the seeking or consenting to of the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Venture, any Subsidiary or any portion of a Property.

            (bb) Make any capital contribution to any Subsidiary, or use funds received from the operations of a Subsidiary to satisfy obligations at a different Subsidiary.

     8.12 RESTRICTIONS ON OTHER BUSINESS. The Operator shall not develop, own, lease, acquire, operate or otherwise directly or indirectly participate in any rental apartment property located within a five (5) mile radius of a Property and shall not permit the Principal or any entity in which the Principal owns in the aggregate more than ten percent of the equity to engage in any such activities without in either case providing the Investor prior notice. In addition, except for those existing projects listed on Schedule 8.12, the Operator and any entity in which the Principal owns more than ten percent of the equity (excluding Property Manager) shall not develop, own, lease, acquire or otherwise directly or indirectly participate in a rental apartment property located within a radius of 1/4 mile from a Property without the prior consent of Investor, which consent shall not be unreasonably withheld. For purposes of this covenant, any interest held by the spouse or an ancestor or descendant of the Principal or any trust for any of them shall be deemed to be owned by such Principal. Except as provided in this Section 8.12, no Venturer shall be prohibited from engaging in or possessing an interest in any other business ventures of any kind or description, or have any responsibility to account to the Venture for the income or profits from any such enterprises.

     8.13 MODIFICATION OF LIABILITY. Operator expressly agrees that with respect to any unilateral or approval right granted to Investor and its affiliates shall have no fiduciary duty whatsoever to Operator or the Venture, and Investor may grant such approval or refuse to grant such approval, and exercise its rights as replacement manager, under this Agreement for the sole benefit of Investor, as determined in its sole discretion.

     8.14 SHARI'AH COMPLIANCE. Operator expressly agrees and acknowledges that the operation of the Venture, each Subsidiary and the Properties, including, without limitation, any investments, borrowings or other financial transactions involving the Venture may be required to comply with Shari'ah requirements and customs. Investor has the sole and absolute discretion to approve or disapprove matters based on compliance with Shari'ah requirements and customs, even if such decisions could have an adverse effect on the Venture, provided such requirements and customs do not adversely effect the economic relationship of the Venturers outlined in Article 6 or create new liabilities of the Operator or the Principal.

     8.15 USE OF SEPARATE ENTITIES TO HOLD PROPERTIES. Unless otherwise agreed by the Operator and the Investor, the Venture shall hold each Property in a separate limited liability entity, including, without limitation, a limited partnership or a limited liability company. The Manager shall form such entities and, if necessary, qualify them to do business in the states in which they own property or operate. All such entities (each a "Subsidiary") must be wholly owned, directly or indirectly, by the Venture. Prior to forming any Subsidiary, the Manager shall seek the approval of the Investor for the organizational documents for such Subsidiary. The Manager will consult with counsel and structure Subsidiaries to minimize state, local and federal taxes. The Manager shall advise the Investor if it is unable to obtain assurance from counsel that any Subsidiary will not be treated as a pass-through entity and therefore not subject to state, federal and local taxes, and shall not form any Subsidiary without the consent of the Investor if it has been unable to obtain such assurance. It is the intention of the Venturers that the use of Subsidiaries not alter the rights of approval and control of the Investor herein and references in this agreement to the Venture shall include the Subsidiaries where appropriate to accomplish that intent.

     8.16 INVESTOR'S CONSENT. Any consent or approval specified to be obtained from, or any election to be made by, the Investor hereunder shall be obtained from, or made by, Investor Manager and all third parties dealing with the Venture may conclusively rely on any such written consent, approval, or election by Investor Manager as being the consent, approval or election of the Investor.

                    ARTICLE 9. TRANSFERS OF VENTURE INTERESTS

     9.1 PROHIBITION OF TRANSFERS. Except as provided in Section 9.2, no Venturer shall suffer or permit any transfer of or encumbrance upon such Venturer's interest in the Venture or any transfer of or encumbrance on any direct or indirect interest in such Venturer without the prior written approval of the Investor, in the case of transfers of interests of or in the Operator or transferees of the Operator, or the Operator, in the case of transfers of or in the Investor or transferees of the Investor.

     9.2 PERMITTED TRANSFERS. Notwithstanding the provisions of Section 9.1, any holder of a direct or indirect interest in the Investor shall be permitted to transfer all or any portion of its direct or indirect interest in the Investor without the consent of any Venturer. The Investor agree not to unreasonably withhold or delay their consent to transfers of direct or indirect ownership interests in the Operator as long as (i) the Operator continues to be controlled directly or indirectly by the Principals as evidenced to the reasonable satisfaction of the Investor and (ii) all of the direct and indirect beneficial interest in the Operator remains owned by the Principals and members of his, her or their families or trusts for the exclusive benefit of such family members or entities owned exclusively by such family members.

     9.3 ADMISSION OF NEW VENTURER. No Person to which an interest in the Venture is transferred shall be admitted as a substitute Venturer without the prior written consent of the Investor, which consent may be withheld in its sole and absolute discretion. Transferees of the Investor's interest shall be admitted as a member and shall have the rights of an Investor under this Agreement.

     9.4 NON-RECOGNITION OF CERTAIN TRANSFERS. Any transfer or assignment of any interest in the Venture not permitted by this Agreement shall be ineffective and shall not be recognized by the Venture.

     9.5 WITHDRAWAL. Except upon the permitted transfer by a Venturer of its entire interest in the Venture and the admission of such Venturer's transferee as a substituted member in compliance with the terms of this Agreement, no Venturer shall have the right to withdraw from the Venture without the prior approval of all of the Venturers. No Venturer shall be entitled to the return of such Venturer's capital or any other payment upon withdrawal under Section 18-604 of the Act or otherwise.

                            ARTICLE 10. MISCELLANEOUS

     10.1 DISSOLUTION. The Venture shall be dissolved upon the occurrence of any of the following events:

            (a) election by the Investor, by written notice to the Operator, to dissolve the Venture;

            (b) unanimous written consent by the Venturers to dissolve the Venture;

            (c) the sale or taking by eminent domain of substantially all of the Property;

            (d) the death, insanity, bankruptcy, retirement, resignation or expulsion of any member; except that the Venture may be continued with the consent of all of the remaining Venturers if such consent is given within ninety (90) days following such event;

            (e) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

            (f) a consolidation or merger of the Venture in which it is not the resulting or surviving entity.

     Dissolution of the Venture shall be effective on the day on which the event occurs giving rise to the dissolution, but the Venture shall not terminate until the assets of the Venture have been distributed as provided herein and a certificate of cancellation of the Venture has been filed with the Secretary of State of Delaware.

     10.2 APPLICATION OF ASSETS. In the event of dissolution, the Venture shall conduct only such activities as are necessary to wind up its affairs, including a sale of the assets of the Venture in an orderly manner, and the assets of the Venture shall be applied in the manner and in the priority set forth in Article 6. If the Manager in good faith determines that reserves are required to be established for any contingent or unmatured liabilities of the Venture, the amount of such reserves shall be subject to the reasonable approval of the Investor, and such reserve shall be released and distributed as set forth in Article 6 at such time as they are no longer reasonably required. Notwithstanding the foregoing, in connection with any sale of assets of the Venture, the Investor shall be unilaterally entitled to require that reasonable reserves be set aside by the Venture for any contingent or unmatured liabilities of the Venture, provided that such reserves shall be released and distributed as set forth in Article 6 at such time as they are no longer required, in Investor's reasonable judgment.

     10.3 NOTICES. Any and all notices, consents, approvals and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing delivered either in hand, by mail or by expedited commercial carrier which provides evidence of delivery or refusal, addressed to the recipient, postage prepaid and registered with return receipt requested, if by mail, or with all freight charges prepaid, if by commercial carrier. All notices and other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal. All such notices and other communications shall be addressed to the Venturers at their respective addresses set forth below or at such other addresses as any of them may designate by notice to the other Venturers.

Notices to the Investor shall be addressed to:

     c/o Boston Capital
     One Boston Place
     201 Washington Street
     Boston, MA 02108-4406
     Attention: Mr. Mark W. Dunne
and copies to:

     Goodwin Procter LLP
     Exchange Place
     Boston, Massachusetts 02109-2881
     Attn: Andrew C. Sucoff, P.C.

Notices to the Operator shall be addressed to:

     Goodman Financial Services, Inc.
     2801 Alaskan Way
     Suite 200
     Seattle, Washington 98121
     Attn: John Goodman

and copies to:

     Foster, Pepper & Sheffelman PLLC
     1111 Third Avenue
     Suite 3400
     Seattle, Washington 98101
     Attn: Michael Kuntz

     10.4 SUCCESSOR AND ASSIGNS. The agreements contained herein shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties hereto.

     10.5 APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control.

     10.6 SEVERABILITY. If for any reason any provision of this Agreement is determined to be invalid, or unenforceable in any circumstance, such invalidity or unenforceability shall not impair the effectiveness of the other provisions in this Agreement or, to the extent permissible, the effectiveness of such provision in other circumstances.

     10.7 COUNTERPARTS This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement binding on the parties hereto.

     10.8 ENTIRE AGREEMENT. This Agreement and the schedules attached hereto constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all prior understandings or agreements between the parties.

     10.9 TITLES. Titles of provisions of this Agreement are for descriptive purposes only and shall not control or alter the meanings of this Agreement as set forth in the text.

     10.10 FURTHER ASSURANCES. The Venturers shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

     10.11 CONSENT TO JURISDICTION. The Operator consents to the personal jurisdiction of the federal and state courts of the Commonwealth of Massachusetts and agrees that service of process may be made upon the Operator by any manner permitted by law. The Operator agrees not to assert in any action brought in any such court that such action is brought in an inconvenient forum, or otherwise make any objection to venue or jurisdiction.

     10.12 AMENDMENTS. Except as otherwise provided in this Agreement, no amendment or modification of this Agreement shall be effective unless reflected in a document executed and delivered by all of the Venturers.

     10.13 LIMITATION ON LIABILITY OF INVESTOR. The liability of each Investor hereunder shall be limited solely to the interest of such Investor in the Venture. The Operator agrees not to seek to recover against any person or entity other than the Investor with respect to any claim or circumstance arising out of or relating to the Venture or the Property and not to seek to recover on any claim against an Investor against any asset other than such Investor's interest in the Venture.

     10.14 WAIVER OF JURY TRIAL. Each of the parties hereto waives trial by jury in any litigation, suit or proceeding between them in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation or enforcement thereof.

     10.15 CONFIDENTIALITY. Without the Investor's prior approval, which approval may be withheld in the Investor's absolute discretion, the Operator shall not issue any press release or otherwise make any public announcement naming an Investor or any of its direct or indirect beneficial owners, advisors or other agents, or indicating any of their involvement with the Operator, the Venture or the Property.

                     [Signatures appear on following page.]

     Executed as of the date first set forth above.

                       INVESTORS:

                       BCMR Special, Inc., a Massachusetts corporation

                       By: /s/ Jeffrey Goldstein
                           ----------------------------------
                        Name:  Jeffrey Goldstein
                        Title: Executive Vice President

                       BCMR Seattle, A Limited Partnership, a Massachusetts limited partnership

                       By: BCMR, Inc., a Massachusetts corporation, its general partner

                            By: /s/ Jeffrey Goldstein
                                ------------------------------
                            Name:  Jeffrey Goldstein
                            Title: Executive Vice President

                       OPERATOR:

                       GFS Equity Management LLC


                       By: /s/ John A. Goodman
                           -------------------------------------------
                           John A. Goodman, Manager

                                  SCHEDULE 1.1A

                         LEGAL DESCRIPTION OF PROPERTY -
                     ALDERWOOD PARK APARTMENTS, LYNNWOOD, WA


                                  See attached.

                                  SCHEDULE 1.1B

                         LEGAL DESCRIPTION OF PROPERTY -
                         RIDGEGATE APARTMENTS, KENT, WA


                                  See attached.

                                  SCHEDULE 1.1C

                         LEGAL DESCRIPTION OF PROPERTY -
                       RIDGETOP APARTMENTS, SILVERDALE, WA


                                  See attached.

                                  SCHEDULE 1.1D

                         LEGAL DESCRIPTION OF PROPERTY -
                      WELLINGTON APARTMENTS, SILVERDALE, WA


                                  See attached.

                                  SCHEDULE 2.8

                                    VENTURERS

          NAME AND ADDRESS
             OF VENTURER                                 CONTRIBUTION
---------------------------------------------------------------------
GFS Equity Management LLC                               $           0
2801 Alaskan Way, Suite 200
Seattle, WA 98121

BCMR Seattle, A Limited Partnership                     $   8,626,939
c/o Boston Capital
One Boston Place
201 Washington Street
Boston, MA 02108-4406

BCMR Special, Inc.                                      $           0
c/o Boston Capital
One Boston Place
201 Washington Street
Boston, MA 02108-4406

      NAME AND ADDRESS
     OF INITIAL MANAGER
------------------------------------
GFS Equity Management LLC
2801 Alaskan Way, Suite 200
Seattle, WA 98121

                                  SCHEDULE 3.1

                   CONTRACTS TO BE CONTRIBUTED TO THE VENTURE

Real Estate Sale Agreement (Washington Portfolio) dated July 11, 2002 between ERP Operating Limited Partnership, an Illinois limited partnership, EQR-Alderwood Limited Partnership, a Washington limited partnership, and EQR-Wellington, L.L.C., a Delaware limited liability company as Sellers, and Goodman Financial Services, Inc., a Washington corporation, as Purchaser, as amended by that certain Reinstatement and First Amendment dated October ___, 2002.

                                  SCHEDULE 4.2

                              FINANCIAL STATEMENTS

     The following documentation will be furnished to each Investor within twenty (20) days after the end of the calendar month in a format acceptable to the Investor:

PROPERTY REPORTING PROVIDED BY MANAGER AS INDICATED IN THE PROPERTY MANAGEMENT AGREEMENT.

1. Transmittal letter which highlights key operational, leasing and financial matters including comments on the financial and physical condition of the property. Included in the letter should be a brief discussion of any income or expense line item with a negative variance for the month of greater than 5%.

2. Balance sheet prepared on an accrual basis reflecting the operating results of the Property.

3. Income and expense statements prepared on an accrual basis reflecting the operating results of the Property. Statement should contain actual and budget current month and cumulative year-to-date figures along with a variance column.

4. Current rent roll for the Property. Rent roll should include tenant name, suite/apartment number, vacant suites, security deposits, prepaid rent, lease expiration and other information specified by Owner.

5. A status report on capital improvements, tenant improvements and lease commissions including an analysis of expenditures to date, costs to complete and expected completion date.

6.   A calculation of the Property Management Fee.

7. A cash flow statement reconciling from net income to net cash flow on a monthly and year-to-date basis and a statement showing the calculation of the monthly transfer of funds to the Owner pursuant to Section 4.6 of the Property Management Agreement.

8. If the Property has commercial or retail tenants, include a calculation of lease commissions paid during the month.

9. If the Property includes retail users, include a report of tenant sales and percentage rent with a comparison against last year.

OWNERSHIP ENTITY REPORTING PROVIDED BY OPERATOR

10. Balance sheet prepared on an accrual basis reflecting the operating results of the Venture and each Subsidiary.

11. Income and expense statements prepared on an accrual basis reflecting the operating results of the Venture and each Subsidiary.

12.  A statement showing the calculation of the Distributions pursuant to
     Article 6 of the Venture's operating agreement.

                                  SCHEDULE 4.3

                             FORM OF PROPERTY BUDGET


                                  See attached.

                                  SCHEDULE 4.4

                             INSURANCE REQUIREMENTS


I.   Builder's Risk "All Risk" for Buildings under Construction/Renovation

Through the Completion Date, or such later date as may be required by any Agency or any Lender, the Operator shall cause to maintain "all risk" builder's risk insurance in favor of the Company and the General Contractor in an amount not less than the greater of (i) the full replacement value of the Apartment Complex and coverage for new construction or (ii) such other amount as shall be required by any Agency or Lender. For those properties under renovation, the limit of insurance must be equal to the value of the building(s) after the demolition portion is completed, plus full construction/rehabilitation value including cost of labor with soft cost contingency. This coverage shall include flood (if applicable); earthquake (if applicable); hail, wind and hurricane (if applicable); and boiler and machinery coverage for all properties that have a central boiler or heating system, sprinklers, central air conditioning, generators, other machinery and equipment and/or elevators.

II. Comprehensive General Liability (Commercial General Liability) for Buildings under Construction/Renovation

The Operator shall cause to be maintained commercial general liability insurance in favor of the Company and the General Contractor, during the construction period, in an amount not less than $2,000,000 in the general aggregate (per project) , $1,000,000 products and completed operations aggregate, $1,000,000 each occurrence (combined single limit), $50,000 fire damage and $5,000 medical expenses

Coverage for hostile fire must be included/endorsed onto policy with no points of exclusion.

III. Worker's Compensation and Employer's Liability

The Operator shall cause to be maintained worker's compensation and employer's liability insurance in favor of the General Contractor, during the construction period, in an amount required by the State's laws governing such insurance.

IV.  Comprehensive Automobile Liability for Buildings under
     Construction/Renovation

The Operator shall cause to be maintained comprehensive automobile coverage, including any automobile liability, in favor of the Company and the General Contractor in an amount not less than $1,000,000 (combined single limit).

V.   Excess or Umbrella Liability for Buildings under Construction/Renovation

The Operator shall cause to be maintained excess or umbrella liability insurance in favor of the Company and the General Contractor in an amount not less than $4,000,000 per occurrence and $4,000,000 in the aggregate. Blanket policies will be evaluated on a case-by-case basis.

VI   Architect's Errors and Omissions

The Architect shall maintain non-project-specific errors and omissions insurance under commercial general liability coverage in an amount equal to the greater of $250,000 or 10% of the construction contract amount.

VII  Comprehensive Casualty (All Risk Property Coverage) for
     Completed/Operational Buildings:

The Operator shall cause to be maintained comprehensive casualty insurance including, but not limited to; 100% Replacement Cost coverage with an Agreed Amount Endorsement and a deductible no more than $5,000 for properties of 100 units or less and $10,000 for properties of more than 100 units (a blanket policy is acceptable as long as the policy includes a Stated Value and Agreed Amount Endorsement); Loss of Rents coverage in an amount equal to the actual loss sustained on rents and extra expense; loss caused by fire; earthquake (if applicable); hail, wind and hurricane; flood (if applicable); and boiler and machinery coverage for all properties that have a central boiler or heating system, sprinklers, central air conditioning, generators, other machinery and equipment and/or elevators.

VIII Comprehensive General Liability (Commercial General Liability) for
     Completed/Operational Buildings:

The Operator shall cause to be maintained commercial general liability insurance in favor of the Company, in an amount not less than $2,000,000 in the general aggregate (per project), $1,000,000 products and completed operations aggregate, $1,000,000 each occurrence (combined single limit), $50,000 fire damage and $5,000 medical expenses.

Coverage for hostile fire must be included/endorsed onto policy with no points of exclusion.

IX.  Comprehensive Automobile Liability for Completed/Operational Buildings:

The Operator shall cause to be maintained comprehensive automobile coverage, including all owned autos, hired autos and non-owned autos in favor of the Company in an amount not less than $1,000,000 (combined single limit).

X.   Excess or Umbrella Liability for Completed/Operational Buildings:

The Operator shall cause to be maintained excess or umbrella liability insurance in favor of the Company in an amount not less than $4,000,000 per occurrence and $4,000,000 in the aggregate. Blanket policies will be evaluated on a case-by-case basis.

XI.  Management Agent

The Management Agent shall maintain for the term of the Management Agreement, worker's compensation insurance in accordance with the State's laws governing such insurance and a fidelity bond in the amount of not less than six (6) months of the Apartment Complex's projected gross rent.

XII. General Requirements

All the policies required above must be issued by insurance carriers that are currently rated by Best as A-7 or better.

 Throughout the term of the Company, the Operator shall provide copies of all such insurance certificates to the Investor Manager promptly after their receipt thereof or upon request but no less frequently than annually.

30 days prior to the expiration date for any such insurance policy, the Operator shall deliver to the Investor Manager a copy of the comparable new or replacement insurance certificate(s), including all endorsements, exhibits and riders thereto.

The Operator shall cause the applicable insurer to name the Investors as "additional insureds" on each insurance policy and as "loss payees" on each Comprehensive Casualty and/or Builder's Risk policy.

In the event that the Company has a property insurance claim in excess of $50,000, then the Investor shall have the right to approve the Operator's intended use of the insurance proceeds.

                                  SCHEDULE 4.5

                                  BUSINESS PLAN


                                 To be attached.

                                  SCHEDULE 6.3

                          EXAMPLE CALCULATION OF RETURN


                                  See attached.

                                  SCHEDULE 8.3

                      FORM OF PROPERTY MANAGEMENT AGREEMENT


                                  See attached.

                                  SCHEDULE 8.12

                               COMPETING PROJECTS

    OWNER                        PROPERTY
GOODMAN/OTHER                      NAME                        ADDRESS                          CITY          STATE      ZIP CODE
---------------------------------------------------------------------------------------------------------------------------------
  NORTHEND/LYNNWOOD

Other                   Amberwood Village             3702 204th Street S.W.             Lynnwood                WA        98037
Other                   Kingsbrook Apartments         15517 40th Ave W                   Lynnwood                WA        98036
Other                   Marthas Landing               16817 Larch Way                    Lynnwood                WA        98037
Other                   Northpointe                   5210 168th Street SW               Lynnwood                WA        98037
Other                   Whispering Pines              18201 52nd Ave. W.                 Lynnwood                WA        98037
Goodman                 Maple Glen Apartments         5424 212th St. SW                  Mountlake Terrace       WA        98043
Other                   Brentwood Apartments          805 112th St. SE                   Everett                 WA        98208
Other                   Deer Creek Apartments         8600 18th Ave West                 Everett                 WA        98204
Other                   Forest Park Apartments        11812 E. Gibson Road               Everett                 WA        98204
Other                   Mill Pointe                   3111 132nd Street SE               Everett                 WA        98208
Other                   Pacific Bay Club Apartments   8710 5th Ave. W.                   Everett                 WA        98204
Other                   RainTree Village              909 132nd Street Southwest         Everett                 WA        98204
Goodman                 On The Green @ Harbour Pt     12303 Harbour Pointe Blvd          Mukilteo                WA        98275

  BREMERTON/SILVERDALE

Other                   Sunn Fjord                    1760 West Sunn Fjord Lane #F10     Bremerton               WA        98312
Other                   Village Fair Apartments       309 N.E. Fairgrounds Rd.           Bremerton               WA        98311
Other                   Crestwood                     9896 Enterprise Lane NW            Silverdale              WA        98383

  KENT

Other                   Bend of the River             8721 South 259th Street            Kent                    WA        98042
Other                   Forest Creek Apartments       24802 99th Place SW                Kent                    WA        98032
Other                   Island Park Apartments        23529 60th Avenue South            Kent                    WA        98032
Other                   Jonathan's Landing            1024 North Central Ave.            Kent                    WA        98032
Other                   Lake Meridian                 14901 SE 272nd Street              Kent                    WA        98042

    OWNER                        PROPERTY
GOODMAN/OTHER                      NAME                        ADDRESS                          CITY          STATE      ZIP CODE
---------------------------------------------------------------------------------------------------------------------------------
Other                   Royal Firs                    24028 110th Place S.E.             Kent                    WA        98030
Goodman                 Signature Pointe Apartments   25102 62nd Avenue South            Kent                    WA        98032
Other                   Sterling Ridge                11328 Kent-Kangley Road            Kent                    WA        98032
Other                   Tracy Ann                     24028 110th Place S.E.             Kent                    WA        98031
Other                   White Dove Pointe             26201 116th Avenue S.E.            Kent                    WA        98031

                                  SCHEDULE 8.13

             CONTRACTS AND INSTRUMENTS AUTHORIZED TO BE ENTERED INTO

    ALL DOCUMENTS ARE DATED AS OF THE DATE HEREOF UNLESS OTHERWISE INDICATED

1. Property Management Agreement by and between GFS Alderwood LLC and Pinnacle Realty Management Company, dated of even date herewith.

2. Property Management Agreement by and between GFS Ridgegate LLC and Pinnacle Realty Management Company, dated of even date herewith.

3. Property Management Agreement by and between GFS Ridgetop LLC and Pinnacle Realty Management Company, dated of even date herewith.

4. Property Management Agreement by and between GFS Wellington LLC and Pinnacle Realty Management Company, dated of even date herewith.

5. Construction Management Agreement by and between GFS Alderwood LLC and GFS Equity Management LLC, dated of even date herewith.

6. Construction Management Agreement by and between GFS Ridgegate LLC and GFS Equity Management LLC, dated of even date herewith.

7. Construction Management Agreement by and between GFS Ridgetop LLC and GFS Equity Management LLC, dated of even date herewith.

8. Construction Management Agreement by and between GFS Wellington LLC and GFS Equity Management LLC, dated of even date herewith.

9. Mortgage Loan Documents from each Subsidiary in favor of Fannie Mae, all dated of even date herewith:

     a.   Fixed Facility Note (Fannie Mae Form)
     b. Multifamily Deed of Trust, Assignment of Rents and Security Agreement (Fannie Mae Form 4048)
     c.   Guaranty (Fannie Mae Form/Exhibit M to Loan Agreement)
     d. Assignment of Collateral Agreements and Other Loan Documents (Fannie Mae Form 4509)
     e.   Limited Liability Company Certification (BMF Form 02-052)
     f.   W-9 (Borrower)
     g.   Replacement Reserve and Security Agreement (Fannie Mae Form 4506A)
     h.   Capital Improvement Escrow Agreement (Fannie Mae Form 4505)
     i.   Borrower's Certification and Agreement (BMF Form 03-008)
     j.   Borrower's Servicing Certification (BMF Form 03-044)
     k.   Borrower's Insurance Certification (BMF Form 02-032)

          Assignment of Management Agreement (Fannie Mae Form 4508)
     l.   Agreement to Amend or Comply (Fannie Mae Form 4530)
     m.   Borrower's Certification of Compliance (Fannie Mae Form 4518)
     n.   Interest Rate Cap Agreement
     o.   UCC-1 Financing Statements

10. Mezzanine Loan Documents in favor Berkshire/WAFRA Mezzanine Debt Investors Foreign Fund, all dated of even date herewith:

     a.   Loan Agreement
     b.   Mezzanine Note
     c.   Guaranty and Equity Pledge
     d.   UCC-1 Financing Statement
     e. Assignment and Subordination of Management Agreement between Mezz Lender, Mezz Borrower and Property Manager
     f.   Environmental Indemnity
     g.   Intercreditor Agreement
     h.   Subordination of Asset Management Fee

11. Assignment of Purchase and Sale Agreement from Goodman Financial Services, Inc. to BC-GFS LLC

12.  Assignment of Purchase and Sale Agreement from BC-GFS LLC to GFS Alderwood
     LLC

13.  Assignment of Purchase and Sale Agreement from BC-GFS LLC to GFS Ridgegate
     LLC

14.  Assignment of Purchase and Sale Agreement from BC-GFS LLC to GFS Ridgetop
     LLC

15. Assignment of Purchase and Sale Agreement from BC-GFS LLC to GFS Wellington LLC

16. Loan Agreement between GFS Alderwood LLC, GFS Ridgegate LLC, GFS Ridgetop LLC, GFS Wellington LLC, Goodman Financial Services, Inc. and Berkshire Mortgage Finance Limited Partnership for Goodman credit facility of up to $200,000,000

                                        2